Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Timothy C. Delmore Chief Financial Officer	Shawn Brumbaugh shawn.brumbaugh@padillacrt.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2014 Third Quarter Results

Net sales rose to $225.8 million compared to $218.0 million in prior-year quarter;

Double-digit sales gains in ATV/Side-by-Side and PG&A businesses;

EPS of $0.89 in third quarter versus record $1.30 in prior-year quarter;

Company lowers full-year sales and earnings outlook for fiscal 2014

MINNEAPOLIS, January 23, 2014 – Arctic Cat Inc., (NASDAQ: ACAT) today reported net earnings of $12.1 million, or $0.89 per diluted share, for the fiscal third quarter ended December 31, 2013, compared to prior-year record net earnings of $17.9 million, or $1.30 per diluted share. Net sales in the third quarter were $225.8 million, up from net sales of $218.0 million in the same quarter last year.

Commented Claude Jordan, Arctic Cat chairman and chief executive officer: “The company posted solid revenue growth in the third quarter that met our expectations, as we achieved double-digit sales gains in our ATV/Side-by-Side and our Parts, Garments and Accessories businesses. As we stated last quarter, however, we expected the second half of our fiscal year to be challenging. Profitability in the 2014 third quarter was reduced, chiefly due to anticipated lower gross margins on snowmobile models built for Yamaha, as part of our new partnership this year, and ATV product mix. The Yamaha gross margin impact was primarily absorbed in the fiscal 2014 third quarter compared to record earnings in the prior-year third quarter.”

Jordan added: “We are expecting strong fourth-quarter sales and earnings, which will be driven by the launch of our new Wildcat™ Trail model. Additionally, we continue to focus on operational excellence and cost controls to maximize our efficiency and profitability.”

Highlights of Arctic Cat’s fiscal 2014 third-quarter and year-to-date financial results compared with the prior-year periods:

•	Net sales grew approximately 4 percent for the quarter, primarily led by contributions from the new Wildcat X and Wildcat X Limited side-by-sides, and parts, garments and accessories.

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•	North American retail sales increased 15 percent from the prior-year quarter, with double digit retail sales gains in ATVs, Wildcat side-by-sides and snowmobiles. Year to date, these retail gains have allowed Arctic Cat’s ATV business to gain market share for the 2014 fiscal year and its snowmobile business to gain the most market share in the industry for the 2014 fiscal year.

•	Gross profit margins were 17.8 percent compared to 23.3 percent in the prior-year quarter due to several factors, most notably lower-margin Yamaha snowmobiles supplied in the quarter and product mix. Previously, Arctic Cat expected 2014 full-year gross margins to be lower by 80 basis points. The company now anticipates that fiscal 2014 gross margins will be approximately 190 basis points lower than the prior year, primarily due to product mix and Canadian currency impact.

•	Operating expenses declined to $21.8 million versus $23.1 million. The company continued to increase investment in research and development, which was up 13 percent in the third quarter and 20 percent year to date, to ensure a strong pipeline of new products and technologies while maintaining strict cost controls.

•	Operating profit was $18.4 million versus $27.7 million in the year-ago quarter.

•	Cash and short-term investments totaled $62.5 million. The company had no debt.

For the nine months ended December 31, 2013, Arctic Cat’s net earnings were $41.0 million, or $2.99 per diluted share, compared to record net earnings of $44.8 million, or $3.25 per diluted share, in the prior-year period. The company’s year-to-date net sales rose 5 percent to $585.1 million versus net sales of $558.4 million in the year-ago first nine months. Year-to-date, Arctic Cat has repurchased approximately 96,000 shares of its common stock under its current share repurchase authorization.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides increased 12 percent to $78.2 million, up from $69.6 million in the same period last year. Contributing to sales were orders for the new Wildcat X Limited pure-sport side-by-side model that began shipping in the 2014 third quarter and continued success of the four-seat Wildcat 4X, which began shipping in late September. Both of these models feature Arctic Cat’s high horsepower X engine, as well as enhanced ride and performance technologies.

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Said Jordan: “Our side-by-side business again performed well in the 2014 third quarter, with strong contributions from Wildcat sales. Including the new Wildcat Trail side-by-side model that we just launched, Arctic Cat now offers 10 different Wildcat models. We anticipate continued strong performance in our side-by-side business during the fourth quarter of this fiscal year, led by sales of the new Wildcat Trail.”

Arctic Cat began shipping a few of the new Wildcat Trail models in December; however, most orders will be filled in the 2014 fourth quarter. This model offers a narrower 50-inch wide, trail-legal platform that allows riders access to authorized ATV trails, making it a versatile option for consumers. In addition to its trail legal capabilities, the Wildcat Trail also offers industry-leading horsepower and suspension, coupled with the lowest price in the 50-plus horsepower segment.

Arctic Cat remains focused on further increasing its ATV/side-by-side business as a percent of total sales. The company anticipates that this business will be approximately 50 percent of total company sales for the fiscal 2014 full year. During fiscal year 2013, 45 percent of sales were in the ATV/side-by-side segment, up from 39 percent the previous year. The company continues to advance its growth strategy through new product introductions and international expansion.

Snowmobiles – Snowmobile sales in the fiscal 2014 third quarter decreased 4 percent to $118.1 million versus $122.4 million in the prior-year quarter.

Commented Jordan: “We remain pleased with consumers’ retail response to our 2014 model year snowmobile line-up and engine choices. Year to date, we have gained the most market share in the industry and lowered dealer inventory by 14 percent, which positions us well for future snowmobile sales.”

For the 2014 model year, Arctic Cat introduced 10 snowmobiles, including the all-new ZR 6000 El Tigre performance sled, and new snowmobile engine options from Arctic Cat and Yamaha through an engine supply agreement. Arctic Cat also introduced its first designed and built snowmobile engine, the 6000 C-TEC2. This powerful, light weight and fuel-efficient 2-stroke engine enables the company to enter the large 600cc snowmobile market segment that now accounts for 18 percent of the snowmobile industry.

Added Jordan: “Our strategic partnership with Yamaha continues to proceed smoothly. As part of our expanded relationship, Yamaha supplies Arctic Cat with their industry leading four-stroke engine, and we build snowmobiles for Yamaha with our industry leading chassis. This agreement provides Arctic Cat with the opportunity to expand our engine line-up and offer best-in-class snowmobiles, without investing in additional research and developments costs.”

Arctic Cat Reports Fiscal 2014 Third Quarter Results – Page 4

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2014 third quarter totaled $29.5 million, up 13 percent compared to $26.0 million in the prior-year quarter. Contributing to increased PG&A sales in the third quarter were strong sales of snow-related parts and accessories, due to favorable winter snowmobile riding conditions, and Arctic Cat’s expanded line of side-by-sides, which led to higher sales of side-by-side accessories. Arctic Cat continues to expect its PG&A business to grow in fiscal 2014 through the expansion of its Wildcat accessories and continued growth of the parts business.

Fiscal 2014 Full-Year Outlook

For the fiscal year ending March 31, 2014, Arctic Cat is lowering its sales and earnings guidance. The company now estimates full-year earnings to be in the range of $2.90 to $3.00per diluted share on anticipated sales in the range of $740 million to $750 million. Previously, the company estimated full-year earnings in the range of $3.27 to $3.37 per diluted share on sales in the range of $754 million to $768 million.

Arctic Cat’s fiscal 2014 outlook includes the following assumptions versus the prior fiscal year: core ATV North American industry retail sales flat to up 5 percent; side-by-side North American industry retail sales up 15 percent to 25 percent; snowmobile North American industry retail sales up 5 percent to 8 percent; Arctic Cat dealer inventories, excluding new products, flat to up 10 percent; achieving slightly lower operating expense levels as a percent of sales; and increasing cash flow from operations. The company expects full-year gross margins to decrease by approximately 190 basis points, due to Yamaha snowmobiles built by Arctic Cat, the Canadian currency impact and product mix.

Commented Jordan: “With the launch of the Wildcat Trail, we expect strong fourth-quarter sales and earnings versus last year. And we are confident that we will achieve another year of increased sales in fiscal 2014. Looking forward, we continue to expect our growth to stem from a strong pipeline of innovative new products and technologies, further market share gains in the growing side-by-side segment and greater operating efficiencies.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 866-225-8754. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through January 30, 2014, by dialing 800-406-7325, passcode 4662831#.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2014 Third Quarter Results – Page 5

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2014 outlook, business strategy and product development. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floor plan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2014 Third Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Sales
Snowmobile & ATV Units	$196,295	$191,986	$503,285	$481,213
Parts, Garments & Accessories	29,495	26,030	81,798	77,144

Total Net Sales	225,790	218,016	585,083	558,357
Cost of Goods Sold
Snowmobile & ATV Units	166,994	150,177	402,650	371,733
Parts, Garments & Accessories	18,583	17,041	51,386	49,317

Total Cost of Goods Sold	185,577	167,218	454,036	421,050

Gross Profit	40,213	50,798	131,047	137,307
Operating Expenses
Selling & Marketing	9,726	10,041	28,836	28,866
Research & Development	5,723	5,084	17,291	14,429
General & Administrative	6,372	8,002	21,802	24,467

Total Operating Expenses	21,821	23,127	67,929	67,762

Operating Profit	18,392	27,671	63,118	69,545
Other Income (Expense)
Interest Income	6	10	22	27
Interest Expense	(96)	(2)	(136)	(84)

Total Other Income (Expense)	(90)	8	(114)	(57)

Earnings Before Income Taxes	18,302	27,679	63,004	69,488
Income Taxes	6,182	9,826	22,051	24,668

Net Earnings	$12,120	$17,853	$40,953	$44,820

Net Earnings Per Share
Basic	$0.90	$1.35	$3.07	$3.41

Diluted	$0.89	$1.30	$2.99	$3.25

Weighted Average Shares Outstanding:
Basic	13,420	13,220	13,338	13,144

Diluted	13,657	13,684	13,698	13,796

	December 31,
Selected Balance Sheet Data:	2013	2012
Cash and Short-term Investments	$62,536	$96,621
Accounts Receivable, net	74,123	50,769
Inventories	137,189	97,027
Total Assets	340,642	308,189
Short-term Bank Borrowings	0	0
Total Current Liabilities	120,456	125,061
Long-term Debt	0	0
Shareholders’ Equity	211,914	179,733

Arctic Cat Reports Fiscal 2014 Third Quarter Results – Page 7

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2013	2012	Change	2013	2012	Change
Snowmobiles	$118,061	$122,425	-4%	$276,060	$269,011	3%
All-Terrain Vehicles	78,234	69,561	12%	227,225	212,202	7%
Parts, Garments & Accessories	29,495	26,030	13%	81,798	77,144	6%

Total Sales	$225,790	$218,016	4%	$585,083	$558,357	5%

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